FOR FURTHER INFORMATION: Michael W. McCarthy Vice President – Corporate Communications Photronics, Inc. (203)775-9000 mmccarthy@brk.photronics.com

Press Release

FOR IMMEDIATE RELEASE May 15, 2007

PHOTRONICS REPORTS SECOND QUARTER RESULTS

     BROOKFIELD, Connecticut May 15, 2007 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported fiscal 2007 second quarter results for the period ended April 29, 2007.

     Sales for the quarter were $109.6 million compared to $119.5 million for the second quarter of fiscal year 2006. Semiconductor photomasks accounted for $88.3 million, or 81% of revenues during the second quarter of fiscal 2007, while flat panel display (FPD) photomasks accounted for $21.3 million, or 19% of revenues. During the second quarter of fiscal 2006, semiconductor photomasks accounted for 76% of revenues and FPD photomasks accounted for 24% of revenues.

     Net income for the second quarter of fiscal year 2007 amounted to $14.1 million, or $0.30 per diluted share compared to net income of $5.3 million, or $0.12 per diluted share for the second quarter of fiscal 2006. Net income for the second quarter of 2007 includes a net benefit of $7.9 million, or $0.16 per share, relating to the resolution and settlement of United States and foreign tax liabilities associated with uncertain tax positions in prior years. Net income for the second quarter of 2006 included a charge of $11.4 million after tax, or $0.22 per diluted share, in connection with the Company’s previously disclosed restructuring of its operations in North America.

     Sales for the first six months of 2007 were $215.6 million compared to $231.4 million for the first half of fiscal 2006. Semiconductor photomasks accounted for $173.9 million, or 81% of revenues during the first six months of fiscal 2007, while FPD photomasks accounted for $41.7 million, or 19% of revenues. Year-over-year, semiconductor photomask revenues decreased 2%, while FPD photomask revenues decreased 22.7%.

     Net income for the first six months of fiscal 2007 amounted to $21.9 million, or $0.47 per diluted share, compared to the prior year’s first six months net income of $15.0 million, or $0.34 per diluted share.

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PHOTRONICS REPORTS SECOND QUARTER RESULTS	PAGE TWO

     Michael J. Luttati, Chief Executive Officer commented, “While performance for the quarter was at the lower end of our guidance range as a result of industry wide semiconductor and flat panel market conditions, we are pleased with the progress we made during the quarter. Our plans to further penetrate the semiconductor industry’s sub-90 nanometer market are proving successful, as revenues increased sequentially with an especially strong performance in Asia. In flat panel displays, the outlook is improving after taking nearly a year to work through fluctuating capacity and end market dynamics. Our technology focus was recently rewarded with Photronics having shipped our first Gen 8 production mask set prior to the quarter’s close.”

     Mr. Luttati concluded, “As we move into the second half of fiscal 2007, we will continue executing against our strategy to increase share in the advanced semiconductor mask and flat panel markets. Near-term market volatility aside, we are optimistic that the Company is significantly improving its competitive position.”

     A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com, then clicking on the “Conference Calls” button in the top right corner of the home page. The call is scheduled for 8:30 a.m. Eastern Time on Wednesday, May 16th and will be archived for instant replay access until the Company reports its fiscal third quarter results after the market closes on Tuesday, August 14, 2007. The live call dial-in number is 212-748-2807.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to the joint venture, the planned fabrication facility, future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company's products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company's ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; uncertainties with respect to the integration and management of a new joint venture, delays in the construction and equipping of the planned fabrication facility, the ability to transfer licensed applications to other applications, the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

07-11 Photronics Q2 Earnings Text